Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2022

NEW YORK--(BUSINESS WIRE)--April 26, 2022--MSCI Inc. (“MSCI” or the “Company”) (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, today announced its financial results for the three months ended March 31, 2022 (“first quarter 2022”).

Financial and Operational Highlights for First Quarter 2022

(Note: Unless otherwise noted, percentage and other changes are relative to the three months ended March 31, 2021 (“first quarter 2021”) and Run Rate percentage changes are relative to March 31, 2021).

  Operating revenues of $559.9 million, up 17.0%; Organic operating revenue growth of 13.7%
  Recurring subscription revenues up 18.4%; Asset-based fees up 14.5%
  Operating margin of 51.6%; Adjusted EBITDA margin of 56.9%
  Diluted EPS of $2.78, up 17.8%; Adjusted EPS of $2.98, up 21.1%
  New recurring subscription sales growth of 31.9%; Organic recurring subscription Run Rate growth of 13.7%; Retention Rate of 95.9%
  In first quarter 2022 and through trade date of April 25, 2022, a total of $794.8 million or 1,543,598 shares were repurchased at an average repurchase price of $514.88
  Approximately $84.7 million in dividends were paid to shareholders in first quarter 2022; Cash dividend of $1.04 per share declared by MSCI Board of Directors for second quarter 2022
	Three Months Ended
In thousands,	Mar. 31,	Mar. 31,
except per share data (unaudited)	2022	2021	% Change
Operating revenues	$559,945	$478,423	17.0%
Operating income	$288,978	$254,375	13.6%
Operating margin %	51.6%	53.2%

Net income	$228,423	$196,819	16.1%

Diluted EPS	$2.78	$2.36	17.8%
Adjusted EPS	$2.98	$2.46	21.1%

Adjusted EBITDA	$318,544	$276,586	15.2%
Adjusted EBITDA margin %	56.9%	57.8%

“MSCI’s strong first-quarter performance demonstrates both the resilience and long-term potential of our all-weather franchise. Despite historic geopolitical and economic turmoil, we posted our best first quarter ever for new recurring subscription sales; our ESG and Climate retention rate hit an all-time high; and our Index business achieved its 33rd consecutive quarter of double-digit subscription growth,” said Henry A. Fernandez, Chairman and CEO of MSCI.

“Not only are we helping clients navigate market volatility and asset rotations, we are also helping them capitalize on structural changes in the global investment landscape, such as the low-carbon energy transition. This has made MSCI solutions increasingly valuable to clients beyond our traditional base, including wealth managers, hedge funds and insurance companies,” added Mr. Fernandez.

First Quarter Consolidated Results

Operating Revenues: Operating revenues were $559.9 million, up 17.0%. Organic operating revenue growth was 13.7%. The $81.5 million increase was comprised of $62.0 million in higher recurring subscription revenues and $18.4 million in higher asset-based fees, as well as $1.1 million in higher non-recurring revenues.

Run Rate and Retention Rate: Total Run Rate at March 31, 2022 was $2,229.5 million, up 17.4%. Recurring subscriptions Run Rate increased by $257.5 million and asset-based fees Run Rate increased by $73.0 million. Organic recurring subscriptions Run Rate growth was 13.7%. Retention Rate in first quarter 2022 was 95.9%, compared to 96.3% in first quarter 2021.

Expenses: Total operating expenses were $271.0 million, up 20.9%. Adjusted EBITDA expenses were $241.4 million, up 19.6%, primarily reflecting higher compensation and benefits costs related to continued investments to support growth, including increased headcount in technology, research and client coverage. The increase also reflected higher non-compensation costs including in the areas of information technology costs, professional fees and market data costs. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX increased 23.0% and 21.8%, respectively.

Headcount: As of March 31, 2022, headcount was 4,361 employees, with approximately 36% and approximately 64% of employees located in developed market and emerging market locations, respectively.

Other Expense (Income), Net: Other expense (income), net was $40.0 million, up 4.4% primarily reflecting higher interest expense due to higher average debt balances versus the same period last year, partially offset by favorable foreign currency exchange rate gains.

Income Taxes: The effective tax rate was 8.2% in first quarter 2022 compared to 8.9% in first quarter 2021. The effective tax rate in both periods was driven by the jurisdictional mix of earnings as well as significant income tax benefits, primarily related to the vesting of annual equity awards.

Net Income: As a result of the factors described above, net income was $228.4 million, up 16.1%.

Adjusted EBITDA: Adjusted EBITDA was $318.5 million, up 15.2%. Adjusted EBITDA margin in first quarter 2022 was 56.9%, compared to 57.8% in first quarter 2021.

Index Segment:

Table 1A: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$174,498	$155,117	12.5%
Asset-based fees	145,053	126,706	14.5%
Non-recurring	11,208	10,668	5.1%
Total operating revenues	330,759	292,491	13.1%
Adjusted EBITDA expenses	84,884	72,612	16.9%
Adjusted EBITDA	$245,875	$219,879	11.8%
Adjusted EBITDA margin %	74.3%	75.2%

Index operating revenues were $330.8 million, up 13.1%. The $38.3 million increase was driven by $19.4 million in higher recurring subscription revenues, $18.4 million in higher asset-based fees and $0.5 million in higher non-recurring revenues.

Growth in asset-based fees primarily reflected an increase in revenues from ETFs linked to MSCI equity indexes as a result of higher average AUM in ETFs linked to MSCI equity indexes, partially offset by a decline in average basis point fees. Non-ETF indexed funds linked to MSCI indexes also contributed to the increase in revenues.

Growth in recurring subscription revenues was primarily driven by growth from market-cap weighted index products and strong growth from factor, ESG and climate index products.

Index Run Rate as of March 31, 2022 was $1.3 billion, up 13.1%. The $149.6 million increase was comprised of a $76.6 million increase in recurring subscription Run Rate and a $73.0 million increase in asset-based fees Run Rate. The increase in asset-based fees Run Rate was primarily driven by higher AUM in non-ETF indexed funds linked to MSCI indexes and higher AUM in ETFs linked to MSCI equity indexes. The increase in recurring subscription Run Rate was primarily driven by growth from market cap-weighted index products and strong growth from factor, ESG and climate index products, and reflected growth across all regions and client segments.

Analytics Segment:

Table 1B: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$137,799	$131,672	4.7%
Non-recurring	1,998	2,345	(14.8%)
Total operating revenues	139,797	134,017	4.3%
Adjusted EBITDA expenses	88,908	88,286	0.7%
Adjusted EBITDA	$50,889	$45,731	11.3%
Adjusted EBITDA margin %	36.4%	34.1%

Analytics operating revenues were $139.8 million, up 4.3%. The $5.8 million increase was primarily driven by higher recurring subscription revenues from both Multi-Asset Class and Equity Analytics products.

Analytics Run Rate as of March 31, 2022 was $588.4 million, up 5.6%. The increase of $31.4 million was also driven by growth in both Multi-Asset Class and Equity Analytics products. Analytics organic Run Rate growth was 6.7%.

ESG and Climate Segment:

Table 1C: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$50,572	$34,140	48.1%
Non-recurring	1,457	610	138.9%
Total operating revenues	52,029	34,750	49.7%
Adjusted EBITDA expenses	39,937	29,705	34.4%
Adjusted EBITDA	$12,092	$5,045	139.7%
Adjusted EBITDA margin %	23.2%	14.5%

ESG and Climate operating revenues were $52.0 million, up 49.7%. The $17.3 million increase was primarily driven by strong growth from recurring subscriptions related to Ratings, Climate and Screening products. Excluding foreign currency exchange rate fluctuations, ESG and Climate revenue growth was 52.5%.

ESG and Climate Run Rate as of March 31, 2022 was $216.2 million, up 46.7%. The $68.9 million increase primarily reflects strong growth from Ratings, Climate and Screening products with contributions across all regions. ESG and Climate organic Run Rate growth was 49.6%.

All Other – Private Assets Segment:

Table 1D: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$36,891	$16,803	119.6%
Non-recurring	469	362	29.6%
Total operating revenues	37,360	17,165	117.7%
Adjusted EBITDA expenses	27,672	11,234	146.3%
Adjusted EBITDA	$9,688	$5,931	63.3%
Adjusted EBITDA margin %	25.9%	34.6%

All Other – Private Assets operating revenues, which reflects the Real Estate operating segment, were $37.4 million, up 117.7%, and included $19.2 million from RCA. Excluding the acquisition of RCA, All Other – Private Assets segment revenues increased 6.0%, primarily reflecting growth in Global Intel and Real Estate Climate Value-at-Risk products. Excluding foreign currency exchange rate fluctuations and contributions from RCA, All Other – Private Assets revenue growth was 11.6%.

All Other – Private Assets Run Rate, which reflects the Real Estate operating segment, was $137.5 million as of March 31, 2022, up 141.7%, and included $78.0 million associated with the RCA business. Excluding the acquisition, All-Other Private Assets Run Rate increased 4.6%, primarily reflecting growth in Global Intel products and strong growth in Real Estate Climate Value-at-Risk products. All Other – Private Assets organic subscription Run Rate growth was 7.7%.

Select Balance Sheet Items and Capital Allocation

Cash Balances and Outstanding Debt: Cash and cash equivalents was $679.3 million as of March 31, 2022. MSCI typically seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total principal amounts of debt outstanding as of March 31, 2022 was $4.2 billion. The total debt to net income ratio (based on trailing twelve months net income) was 5.5x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.4x.

MSCI seeks to maintain total debt to adjusted EBITDA in a target range of 3.0x to 3.5x.

Capex and Cash Flow: Capex was $15.3 million, cash provided by operating activities increased by 13.3% to $244.2 million due to continued strong client cash collections and free cash flow was $228.9 million, up 11.6%.

Share Count and Share Repurchases: Weighted average diluted shares outstanding were 82.3 million in first quarter 2022, down 1.4% year-over-year. Total share repurchases during the quarter were $772.7 million or 1,498,143 shares at an average repurchase price of $515.74. Total shares outstanding as of March 31, 2022 were 81.2 million. A total of $794.4 million remains on the outstanding share repurchase authorization as of trade date of April 25, 2022.

Dividends: Approximately $84.7 million in dividends were paid to shareholders in first quarter 2022. On April 25, 2022, the MSCI Board of Directors declared a cash dividend of $1.04 per share for second quarter 2022, payable on May 31, 2022, to shareholders of record as of the close of trading on May 13, 2022.

Full-Year 2022 Guidance

MSCI's guidance for the year ending December 31, 2022 (“Full-Year 2022”) is based on assumptions about a number of macroeconomic and capital market factors, in particular related to equity markets. These assumptions are subject to uncertainty, and actual results for the year could differ materially from our current guidance, including as a result of ongoing uncertainty related to the duration, magnitude and impact of the ongoing COVID-19 pandemic as well as the economic and market impacts of elevated inflation levels and Russia’s invasion of Ukraine.

There were no changes to MSCI’s previously published guidance on January 27, 2022.

Guidance Item	Current Guidance for Full-Year 2022
Operating Expense	$1,075 to $1,115 million
Adjusted EBITDA Expense	$975 to $1,005 million
Interest Expense (including amortization of financing fees)	~$162 million
Depreciation & Amortization Expense	$100 to $110 million
Effective Tax Rate	15.5% to 18.5%
Capital Expenditures	$60 to $70 million
Net Cash Provided by Operating Activities	$1,120 to $1,160 million
Free Cash Flow	$1,050 to $1,100 million

The guidance provided above assumes, among other things, that MSCI maintains its current debt levels. On January 26, 2022, the MSCI Board of Directors authorized management to opportunistically explore financing options that would increase the Company's leverage ratio and interest expense. Any potential financing is subject to market and other conditions, and there can be no assurance as to the timing or certainty of a transaction.

Conference Call Information

MSCI's senior management will review the first quarter 2022 results on Tuesday, April 26, 2022 at 11:00 AM Eastern Time. To listen to the live event via webcast, visit the events and presentations section of MSCI's Investor Relations website, https://ir.msci.com/events-and-presentations, or via telephone, dial 1-877-376-9931 conference ID: 4017539 within the United States. International callers may dial 1-720-405-2251 conference ID: 4017539. The teleconference will also be webcast with an accompanying slide presentation which can be accessed through MSCI's Investor Relations website.

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 50 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s full-year 2022 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 11, 2022 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its quarterly updates, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI’s press releases, quarterly SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Retention Rate, Run Rate, subscription sales, subscription cancellations and non-recurring sales.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew or discontinue the subscription during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG and Climate operating segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate operating segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal, or reach the end of the committed subscription period, are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination, non-renewal or an indication the client does not intend to continue their subscription during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions, including the acquisition of RCA completed on September 13, 2021. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Sales represents the annualized value of products and services clients commit to purchase from MSCI and will result in additional operating revenues. Non-recurring sales represent the actual value of the customer agreements entered into during the period and are not a component of Run Rate. New recurring subscription sales represent additional selling activities, such as new customer agreements, additions to existing agreements or increases in price that occurred during the period and are additions to Run Rate. Subscription cancellations reflect client activities during the period, such as discontinuing products and services and/or reductions in price, resulting in reductions to Run Rate. Net new recurring subscription sales represent the amount of new recurring subscription sales net of subscription cancellations during the period, which reflects the net impact to Run Rate during the period.

Total gross sales represent the sum of new recurring subscription sales and non-recurring sales. Total net sales represent the total gross sales net of the impact from subscription cancellations.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 13 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including, when applicable, impairment related to sublease of leased property and certain non-recurring acquisition-related integration and transaction costs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including, when applicable, impairment related to sublease of leased property and certain non-recurring acquisition-related integration and transaction costs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of: the amortization of acquired intangible assets, including the amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value and, at times, certain other transactions or adjustments, including, when applicable, the impact related to costs associated with debt extinguishment, the impact related to certain non-recurring acquisition-related integration and transaction costs, the impact from impairment related to sublease of leased property and the impact related to gain from changes in ownership interest of equity method investee.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management (“AUM”).

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our ongoing operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. We also exclude the after-tax impact of the amortization of acquired intangible assets and amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, as these non-cash amounts are significantly impacted by the timing and size of each acquisition and therefore not meaningful to the ongoing operating performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our ongoing operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly-titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately three-fifths of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency-adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	%
In thousands, except per share data	2022	2021	Change
Operating revenues	$559,945	$478,423	17.0%
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization)	102,771	85,780	19.8%
Selling and marketing	66,053	56,467	17.0%
Research and development	28,322	24,862	13.9%
General and administrative	45,567	34,728	31.2%
Amortization of intangible assets	21,720	15,068	44.1%
Depreciation and amortization of property,
equipment and leasehold improvements	6,534	7,143	(8.5%)
Total operating expenses(1)	270,967	224,048	20.9%

Operating income	288,978	254,375	13.6%

Interest income	(298)	(386)	(22.8%)
Interest expense	40,714	37,584	8.3%
Other expense (income)	(381)	1,149	(133.2%)
Other expense (income), net	40,035	38,347	4.4%

Income before provision for income taxes	248,943	216,028	15.2%

Provision for income taxes	20,520	19,209	6.8%
Net income	$228,423	$196,819	16.1%

Earnings per basic common share	$2.80	$2.38	17.6%

Earnings per diluted common share	$2.78	$2.36	17.8%

Weighted average shares outstanding used
in computing earnings per share:

Basic	81,591	82,640	(1.3%)
Diluted	82,286	83,493	(1.4%)

(1) Includes stock-based compensation expense of $22.2 million and $19.3 million for the three months ended Mar. 31, 2022 and Mar. 31, 2021, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Mar. 31,	Dec. 31,
In thousands	2022	2021
Cash and cash equivalents	$679,315	$1,421,449
Accounts receivable, net of allowances	$592,326	$664,511

Deferred revenue	$832,203	$824,912
Long-term debt(1)	$4,162,465	$4,161,422

(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt was $4,200.0 million at Mar. 31, 2022 and at Dec. 31, 2021.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Net cash provided by operating activities	$244,184	$215,457	13.3%
Net cash used in investing activities	(15,310)	(10,360)	(47.8%)
Net cash (used in) provided by financing activities	(966,117)	245,542	n/m
Effect of exchange rate changes	(4,891)	(4,013)	(21.9%)
Net (decrease) increase in cash and cash equivalents	$(742,134)	$446,626	(266.2%)

n/m: not meaningful.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$174,498	$155,117	12.5%
Asset-based fees	145,053	126,706	14.5%
Non-recurring	11,208	10,668	5.1%
Total operating revenues	330,759	292,491	13.1%
Adjusted EBITDA expenses	84,884	72,612	16.9%
Adjusted EBITDA	$245,875	$219,879	11.8%
Adjusted EBITDA margin %	74.3%	75.2%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$137,799	$131,672	4.7%
Non-recurring	1,998	2,345	(14.8%)
Total operating revenues	139,797	134,017	4.3%
Adjusted EBITDA expenses	88,908	88,286	0.7%
Adjusted EBITDA	$50,889	$45,731	11.3%
Adjusted EBITDA margin %	36.4%	34.1%

ESG and Climate	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$50,572	$34,140	48.1%
Non-recurring	1,457	610	138.9%
Total operating revenues	52,029	34,750	49.7%
Adjusted EBITDA expenses	39,937	29,705	34.4%
Adjusted EBITDA	$12,092	$5,045	139.7%
Adjusted EBITDA margin %	23.2%	14.5%

All Other - Private Assets	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$36,891	$16,803	119.6%
Non-recurring	469	362	29.6%
Total operating revenues	37,360	17,165	117.7%
Adjusted EBITDA expenses	27,672	11,234	146.3%
Adjusted EBITDA	$9,688	$5,931	63.3%
Adjusted EBITDA margin %	25.9%	34.6%

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Operating revenues:
Recurring subscriptions	$399,760	$337,732	18.4%
Asset-based fees	145,053	126,706	14.5%
Non-recurring	15,132	13,985	8.2%
Operating revenues total	559,945	478,423	17.0%
Adjusted EBITDA expenses	241,401	201,837	19.6%
Adjusted EBITDA	$318,544	$276,586	15.2%
Adjusted EBITDA margin %	56.9%	57.8%
Operating margin %	51.6%	53.2%

Table 6: Sales and Retention Rate by Segment (unaudited)(1)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021
Index
New recurring subscription sales	$22,417	$20,856
Subscription cancellations	(5,920)	(5,198)
Net new recurring subscription sales	$16,497	$15,658
Non-recurring sales	$13,715	$11,205
Total gross sales	$36,132	$32,061
Total Index net sales	$30,212	$26,863

Index Retention Rate	96.6%	96.6%

Analytics
New recurring subscription sales	$14,069	$12,210
Subscription cancellations	(8,128)	(5,879)
Net new recurring subscription sales	$5,941	$6,331
Non-recurring sales	$3,489	$2,973
Total gross sales	$17,558	$15,183
Total Analytics net sales	$9,430	$9,304

Analytics Retention Rate	94.4%	95.8%

ESG and Climate
New recurring subscription sales	$19,142	$11,640
Subscription cancellations	(643)	(1,052)
Net new recurring subscription sales	$18,499	$10,588
Non-recurring sales	$1,308	$697
Total gross sales	$20,450	$12,337
Total ESG and Climate net sales	$19,807	$11,285

ESG and Climate Retention Rate	98.7%	97.0%

All Other - Private Assets
New recurring subscription sales	$5,559	$1,684
Subscription cancellations	(1,978)	(698)
Net new recurring subscription sales	$3,581	$986
Non-recurring sales	$152	$886
Total gross sales	$5,711	$2,570
Total All Other - Private Assets net sales	$3,733	$1,872

All Other - Private Assets Retention Rate(2)	94.1%	95.1%

Consolidated
New recurring subscription sales	$61,187	$46,390
Subscription cancellations	(16,669)	(12,827)
Net new recurring subscription sales	$44,518	$33,563
Non-recurring sales	$18,664	$15,761
Total gross sales	$79,851	$62,151
Total net sales	$63,182	$49,324

Total Retention Rate	95.9%	96.3%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of new recurring subscription sales, subscription cancellations, net new recurring subscription sales, non-recurring sales, total gross sales, total net sales and Retention Rate.
(2) Retention rate for All Other – Private Assets excluding the impact of RCA was 94.6% for the three months ended Mar. 31, 2022.

Table 7: AUM in ETFs Linked to MSCI Equity Indexes (unaudited)(1)(2)

	Three Months Ended
	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,
In billions	2021	2021	2021	2021	2022
Beginning Period AUM in ETFs linked to
MSCI equity indexes	$1,103.6	$1,209.6	$1,336.2	$1,336.6	$1,451.6
Market Appreciation/(Depreciation)	43.2	73.7	(30.7)	56.5	(89.7)
Cash Inflows	62.8	52.9	31.1	58.5	27.4
Period-End AUM in ETFs linked to
MSCI equity indexes	$1,209.6	$1,336.2	$1,336.6	$1,451.6	$1,389.3

Period Average AUM in ETFs linked to
MSCI equity indexes	$1,169.2	$1,292.4	$1,361.9	$1,414.8	$1,392.5

Period-End Basis Point Fee(3)	2.61	2.58	2.57	2.54	2.51

(1) The historical values of the AUM in ETFs linked to our equity indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Equity Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Press Release or any other report filed with the SEC. The AUM in ETFs also includes AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(2) The value of AUM in ETFs linked to MSCI equity indexes is calculated by multiplying the equity ETFs net asset value by the number of shares outstanding.
(3) Based on period-end Run Rate for ETFs linked to MSCI equity indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Mar. 31,	Mar. 31,
In thousands	2022	2021	% Change
Index
Recurring subscriptions	$711,113	$634,565	12.1%
Asset-based fees	576,234	503,207	14.5%
Index Run Rate	1,287,347	1,137,772	13.1%

Analytics Run Rate	588,447	556,997	5.6%

ESG and Climate Run Rate	216,197	147,334	46.7%

All Other - Private Assets Run Rate	137,532	56,900	141.7%

Total Run Rate	$2,229,523	$1,899,003	17.4%

Total recurring subscriptions	$1,653,289	$1,395,796	18.4%
Total asset-based fees	576,234	503,207	14.5%
Total Run Rate	$2,229,523	$1,899,003	17.4%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2022	2021
Index adjusted EBITDA	$245,875	$219,879
Analytics adjusted EBITDA	50,889	45,731
ESG and Climate adjusted EBITDA	12,092	5,045
All Other - Private Assets adjusted EBITDA	9,688	5,931
Consolidated adjusted EBITDA	318,544	276,586
Amortization of intangible assets	21,720	15,068
Depreciation and amortization of property,
equipment and leasehold improvements	6,534	7,143
Acquisition-related integration and transaction costs(1)	1,312	—
Operating income	288,978	254,375
Other expense (income), net	40,035	38,347
Provision for income taxes	20,520	19,209
Net income	$228,423	$196,819

(1) Incremental and non-recurring costs attributable to acquisitions directly related to the execution of the transaction and integration of the acquired business that have occurred no later than 12 months after the close of the transaction.

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands, except per share data	2022	2021
Net income	$228,423	$196,819
Plus: Amortization of acquired intangible assets and
equity method investment basis difference	16,899	9,558
Plus: Acquisition-related integration and transaction costs(1)(2)	1,385	—
Less: Income tax effect	(1,507)	(850)
Adjusted net income	$245,200	$205,527

Diluted EPS	$2.78	$2.36
Plus: Amortization of acquired intangible assets and
equity method investment basis difference	0.21	0.11
Plus: Acquisition-related integration and transaction costs(1)(2)	0.02	—
Less: Income tax effect	(0.03)	(0.01)
Adjusted EPS	$2.98	$2.46

(1) Acquisition-related integration and transaction costs of $1.3 million are presented within "General and administrative" expenses and $0.1 million are presented within "Depreciation and amortization of property, equipment and leasehold improvements" expenses.
(2) Incremental and non-recurring costs attributable to acquisitions directly related to the execution of the transaction and integration of the acquired business that have occurred no later than 12 months after the close of the transaction.

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2022
In thousands	2022	2021	Outlook(1)
Index adjusted EBITDA expenses	$84,884	$72,612
Analytics adjusted EBITDA expenses	88,908	88,286
ESG and Climate adjusted EBITDA expenses	39,937	29,705
All Other - Private Assets adjusted EBITDA expenses	27,672	11,234
Consolidated adjusted EBITDA expenses	241,401	201,837	$975,000 - $1,005,000
Amortization of intangible assets	21,720	15,068
Depreciation and amortization of property,			$100,000 - $110,000
equipment and leasehold improvements	6,534	7,143
Acquisition-related integration and transaction costs(2)	1,312	—
Total operating expenses	$270,967	$224,048	$1,075,000 - $1,115,000

(1) We have not provided a full line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.
(2) Incremental and non-recurring costs attributable to acquisitions directly related to the execution of the transaction and integration of the acquired business that have occurred no later than 12 months after the close of the transaction.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2022
In thousands	2022	2021	Outlook(1)
Net cash provided by operating activities	$244,184	$215,457	$1,120,000 - $1,160,000
Capital expenditures	(1,254)	(664)
Capitalized software development costs	(14,084)	(9,696)
Capex	(15,338)	(10,360)	($70,000 - $60,000)
Free cash flow	$228,846	$205,097	$1,050,000- $1,100,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: First Quarter 2022 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended March 31, 2022 and 2021
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	13.1%	12.5%	14.5%	5.1%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.2%	0.3%	0.1%	—%
Organic operating revenue growth	13.3%	12.8%	14.6%	5.1%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	4.3%	4.7%	—%	(14.8%)
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.5%	0.5%	—%	0.8%
Organic operating revenue growth	4.8%	5.2%	—%	(14.0%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
ESG and Climate	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	49.7%	48.1%	—%	138.9%
Impact of acquisitions and divestures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	2.8%	2.7%	—%	5.7%
Organic operating revenue growth	52.5%	50.8%	—%	144.6%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other - Private Assets	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	117.7%	119.6%	—%	29.6%
Impact of acquisitions and divestures	(114.0%)	(116.5%)	—%	—%
Impact of foreign currency exchange rate fluctuations	7.9%	7.9%	—%	6.9%
Organic operating revenue growth	11.6%	11.0%	—%	36.5%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	17.0%	18.4%	14.5%	8.2%
Impact of acquisitions and divestitures	(4.0%)	(5.8%)	—%	—%
Impact of foreign currency exchange rate fluctuations	0.7%	1.0%	0.1%	0.6%
Organic operating revenue growth	13.7%	13.6%	14.6%	8.8%

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